UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 13, 2018

Recall Studios, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	000-55353	26-4330545
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1115 Broadway, 12th Floor New York, New York	10010
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code: (212) 537-5775

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On June 13, 2018, Recall Studios, Inc. (the “Company”) entered into the Share Exchange Agreement (the “Exchange Agreement”) with Evolution AI Corporation (“EAI”), a privately held Florida corporation, and its shareholders pursuant to which the Company intends to acquire 100% of the issued and outstanding shares of common stock of EAI. Upon closing of the transaction, EAI will become a wholly owned subsidiary of the Company.

To effectuate the transaction, shareholders of EAI will deliver to the Company an aggregate of 31,645,000 shares of EAI common stock, representing 100% of the issued and outstanding EAI common stock. In exchange for such shares, the Company has agreed to deliver to the EAI Shareholders 12.64 shares of the Company’s common stock (the “Exchange Shares”) for each share of EAI common stock, or an aggregate of approximately 400,000,000 shares of the Company’s common stock, subject to adjustment based on the 10-day average closing price of the Company’s common stock, as quoted on the OTC Market’s OTCQB tier, for the 10-day period immediately prior to the closing day, as necessary for Company to deliver a target valuation of exchange consideration equal to $200 million. Notwithstanding the foregoing, the EAI shareholders have agreed that the average price to be used in determining the final exchange consideration shall be based on a maximum closing stock price of $0.60 per share and a minimum closing stock price of $0.40 per share, such that the minimum and maximum number of Exchange Shares payable in the aggregate to the EAI shareholders shall be 333,333,000 shares and 500,000,000 shares, respectively.

The Company intends to hold the initial closing of the transaction upon receipt of the consent of at least 90% of the outstanding shares of EAI (the “Initial Closing”), which the Company intends to hold no later than June 30, 2018. The Company may hold additional closings up to 30 days thereafter as necessary to acquire the approval of any remaining outstanding EAI shares.

The Exchange Agreement may be terminated by each of the EAI shareholders or the Company (i) if the Initial Closing has not occurred by June 30, 2018; (ii) if the transaction is not approved by the requisite number of the outstanding shares of EAI common stock, unless a lesser number is agreed to by the Company; or (iii) if certain customary closing conditions have not been satisfied.

Under the terms of the Exchange Agreement, the Company has agreed to register the Exchange Shares. Holders of EAI common stock have agreed to enter into lock-up agreements limiting the amount of open market sales of the Exchange Shares to an amount, during the immediate six months following the closing of the transaction, not to exceed 10% of the average weekly trading volume of the Company’s common stock. These lock-up agreements shall not preclude the EAI shareholders from selling the Exchange Shares in block transactions through a qualified investment bank which is either selected or approved by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Recall Studios, Inc.

Date: June 19, 2018	By:	/s/ Alexander Bafer
	Name:	Alexander Bafer
	Title:	Chief Executive Officer